Exhibit 99.1

Eastman Announces Expiration and Results of Offer to Purchase 5.500% Notes Due 2019

KINGSPORT, Tenn., November 6, 2018 – Eastman Chemical Company (NYSE: EMN) today announced that the previously announced cash tender offer (the “Tender Offer”) for any and all of its 5.500% notes due 2019 (the “Notes”) expired at 5:00 p.m. New York City time, on November 5, 2018. According to information provided by D.F. King & Co., Inc., the Information and Tender Agent for the Tender Offer, $103,145,000 aggregate principal amount of the Notes were validly tendered at or prior to the expiration of the Tender Offer and not validly withdrawn. These amounts include $22,000 aggregate principal amount of the Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase, dated October 30, 2018 (the “Offer to Purchase”). The Tender Offer was made pursuant to the Offer to Purchase and the related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery” and, together with the Offer to Purchase, the “Offer Documents”). The obligation of Eastman to accept the Notes tendered and to pay the consideration for the Notes is subject to satisfaction or waiver of certain conditions, which are more fully described in the Offer to Purchase. Eastman expects to pay for the Notes tendered through The Depository Trust Company’s Automated Tender Offer Program on November 6, 2018 and for the Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase on November 8, 2018.

Holders of the Notes that validly tendered and did not validly withdraw their Notes, as applicable, at or prior to the expiration of the Tender Offer will receive total consideration of $1,024.48 for each $1,000 principal amount of Notes tendered and accepted for payment, plus accrued and unpaid interest up to, but not including, November 6, 2018, the expected settlement date of the Tender Offer. For the avoidance of doubt, accrued interest will cease to accrue on the settlement date for all Notes accepted for purchase in the Tender Offer, including Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase.

On October 30, 2018, Eastman delivered an irrevocable notice of redemption to the holders of the Notes. In accordance with the terms and conditions of the Notes and the indenture governing the Notes, Eastman will redeem any Notes not tendered in the Tender Offer and outstanding on November 29, 2018 at the redemption price set forth in the notice of redemption.

Eastman plans to fund the purchase of the Notes, and the redemption of any Notes not tendered in the Tender Offer, with part of the proceeds from the issuance of its 3.500% notes due 2021 and its 4.500% notes due 2028, which is expected to be completed on November 6, 2018.

Eastman retained J.P. Morgan Securities LLC to act as exclusive Dealer Manager. For additional information regarding the terms of the tender offer, please contact: J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 (collect). Copies of the Offer Documents are available via the Tender Offer website at www.dfking.com/EMN and requests for documents and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 (for banks and brokers only) or (800) 967-5074 (for all others toll-free) or by email at eastmanchemical@dfking.com or to the Dealer Manager at its telephone numbers.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new debt securities. The Tender Offer was made solely pursuant to the Offer Documents, which set forth the complete terms and conditions of the Tender Offer. The Tender Offer is not being made to, nor will Eastman accept tenders of Notes from, holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of Eastman, its board of directors, the Dealer Manager or the Information and Tender Agent makes any recommendation to any holder of Notes in connection with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

About Eastman Chemical Company

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2017 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world.

Forward-Looking Statements

This news release includes forward-looking statements concerning, among other things, the Tender Offer, including the terms and timing of the Tender Offer. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the third quarter of 2018.

Contacts

Media: Tracy Kilgore Addington

423-224-0498 / tracy@eastman.com

Investors: Greg Riddle

212-835-1620 / griddle@eastman.com